CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 68 to the Registration Statement of The Advisors' Inner Circle Fund III (Form N-1A: File No. 333-192858) of our report dated December 28, 2015, on the financial statements and financial highlights of Amundi Smith Breeden Total Return Bond Fund (one of the series constituting The Advisors' Inner Circle Fund III) included in the Annual Report to shareholders for the year ended October 31, 2015.

                                                        /s/ Ernst  &  Young  LLP

Philadelphia, Pennsylvania
February 25, 2016